EXHIBIT 5.1

OPINION OF COUNSEL

May 31, 2013

Ultra Clean Holdings, Inc.
26462 Corporate Avenue
Hayward, CA 94545

Ladies and Gentlemen:

We have acted as counsel for Ultra Clean Holdings, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 3,100,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable pursuant to the Company’s Amended and Restated Stock Incentive Plan (the “Plan”).

We have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of the payment therefor, will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of California and New York, and the foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP